Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-111728 and No. 333-111729) of Levitt Corporation of our report dated March 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/: PRICEWATERHOUSE COOPERS LLP

Fort Lauderdale, Florida

March 16, 2005